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                                                                    EXHIBIT 99.2

[CLIFFORD
 CHANCE]                                           LIMITED LIABILITY PARTNERSHIP

                ------------------------------------------------
                    THE GEMINI INTERNATIONAL EXECUTIVE SHARE
                                   OPTION PLAN
                   (ADOPTED BY SHAREHOLDERS ON 17 MARCH 2000)
                ------------------------------------------------

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                                    CONTENTS

Clause                                                                      Page
1.   Definitions And Interpretation ....................................       1

2.   Eligibility .......................................................       2

3.   Grant Of Options ..................................................       2

4.   Limits ............................................................       3

5.   Exercise Of Options ...............................................       4

6.   Cash Equivalent ...................................................       6

7.   Take-Over, Reconstruction And Winding-Up ..........................       7

8.   Variation Of Capital ..............................................       8

9.   Alterations .......................................................       9

10.  Miscellaneous .....................................................       9

11.  Incentive Stock Options And American Depositary Shares ............      10

12.  Trustees ..........................................................      11

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1.   DEFINITIONS AND INTERPRETATION

1.1  In this Plan, unless the context otherwise requires:-

     "American Depositary Share" means an authorised depositary security representing for the time being two ordinary shares in the Company and being evidenced by an authorised depositary receipt issued by the Bank and quoted on the Nasdaq Stock Market's National Market;

     "the Bank" means The Bank of New York or such other bank as the Company may from time to time appoint to issue authorised depositary receipts;

     "the Board" means the board of directors of the Company or a committee appointed by them;

     "the Company" means Gemini Holdings plc (registered in England and Wales No. 3377251);

     "the Grant Date" in relation to an option means the date on which the option was granted;

     "Group Member" means:-

     1.1.1 a Participating Company or a body corporate which is (within the meaning of section 736 of the Companies Act 1985) the Company's holding company or a subsidiary of the Company's holding company; or

     1.1.2 a body corporate which is (within the meaning of section 258 of that Act) a subsidiary undertaking of a body corporate within paragraph
            1.1.1 above and has been designated by the Board for this purpose;

     "Listing" means the quotation of American Depositary Shares on the Nasdaq Stock Market's National Market;

     "Offer Price" means the price at which American Depositary Shares are offered pursuant to the Listing;

     "Participant" means a person who holds an option granted under this Plan;

     "Participating Company" means the Company or any Subsidiary;

     "the Plan" means the Gemini International Executive Share Option Plan as herein set out but subject to any alterations or additions made from time to time pursuant to the Plan;

     "Subsidiary" means a body corporate which is a subsidiary of the Company (within the meaning of section 736 of the Companies Act 1985);

     "the Taxes Act 1988" means the Income and Corporation Taxes Act 1988;


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     "the Trustees" means the trustee or trustees for the time being of the
     Gemini Employees' Share Trust;

     "US Participant" means a Participant who is resident in the United States of America on the Grant Date.

1.2 Any reference in this Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.


2.   ELIGIBILITY

2.1 A person is eligible to be granted an option under the Plan if (and only if) he is a director or employee of a Participating Company who is required to devote the whole or substantially the whole of his working time to the service of any Participating Company.


3.   GRANT OF OPTIONS

3.1 Subject to Rule 4 below, the Board may grant an option to acquire shares in the Company, which may be American Depositary Shares or ordinary shares in the Company as the Board may determine, upon the terms set out in this Plan and upon such other terms as the Board may specify, to any person who is eligible to be granted an option in accordance with Rule 2 above; and for this purpose an option to acquire includes an option to purchase and an option to subscribe.

3.2 Where an option is granted pursuant to Clause 3.1 above to a US Participant, such option shall be to acquire American Depositary Shares, and not ordinary shares.

3.3 The price at which shares or American Depositary Shares may be acquired by the exercise of an option shall be determined by the Board before the grant thereof, but shall not be less than:-

     3.3.1 in the case of options granted over American Depositary Shares on or prior to the Listing, the Offer Price;

     3.3.2 if the option is granted over American Depositary Shares after the Listing, the average of the high and low reported sales prices of an American Depositary Share on the Nasdaq Stock Market's National Market on the business day immediately preceding the Grant Date;

     3.3.3 if the option is granted over ordinary shares, the equivalent of the price in paragraph 3.3.1 or 3.3.2 above, as adjusted for the number of ordinary shares underlying an American Depositary share; or

     3.3.4 in the case of an option to acquire shares only by subscription, the nominal value of those shares (and in the case of an option over American Depositary Shares, the nominal value of the ordinary shares underlying the American Depositary Shares).


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3.4  An option may only be granted:-

     3.4.1  within the period of 6 weeks beginning with -

            (a) the date on which this Plan is approved and adopted by the Company; or

            (b)  Listing; or

            (c) the dealing day next following the date on which the Company announces its results for any period; or

     3.4.2 at any other time when the circumstances are considered by the Board to be sufficiently exceptional to justify its grant; and

     3.4.3 within the period of 10 years beginning with the date on which this Plan is adopted by the Company.

3.5  An option granted under this Plan to any person:-

     3.5.1 shall not, except as provided in sub-rule 5.3 below, be capable of being transferred by him; and

     3.5.2  shall lapse forthwith if he is adjudged bankrupt.


4.   LIMITS

4.1 Subject to any adjustment made by the Board pursuant to sub-rule 8.2 below, no options shall be granted under the Plan which would at the time they are granted, cause the number of ordinary shares which shall have been or may be acquired in pursuance of options so granted to exceed 6,000,000 (which represents approximately 10 per cent of the ordinary share capital of the Company expected to be in issue or the Listing); and for this purpose American Depositary Shares shall be deemed to be the number of ordinary shares represented thereby.

4.2 No options shall be granted in any year which would, at the time they are granted, cause the number of shares in the Company which shall have been or may be issued in pursuance of options granted in the period of 10 calendar years ending with that year (but excluding any options granted before the Listing), or been issued in that period otherwise than in pursuance of options, under this Plan or under any other employees' share scheme adopted by the Company to exceed such number as represents 10 per cent. of the ordinary share capital of the Company in issue at that time.

4.3 No person shall be granted options which would, at the time they are granted, cause the market value of the shares in the Company for which he may subscribe in pursuance of options granted to him in the period of 10 years ending at that time under this Plan, or under any other executive share option scheme adopted by the Company, to exceed 8 times the higher of the total remuneration (excluding benefits in kind) expressed as an annual rate payable by the Participating Companies to him as at that time and the total remuneration (excluding benefits in kind) received by him in any


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     period of 12 months ending within the preceding 3 years in respect of his office or employment with the Participating Companies; and for the purposes of this sub-rule:-

     4.3.1 any option which shall have been released to any extent shall be treated to that extent as if it were still exercisable;

     4.3.2 shares in a Participating Company shall not be regarded as benefits in kind; and

     4.3.3 where a payment of remuneration is made otherwise than in sterling, the payment shall be treated as being of the amount of sterling ascertained by applying such rate of exchange published in a national newspaper as the Board shall reasonably determine.

4.4 For the purposes of this Rule, the market value of the shares in relation to which an option was granted shall be calculated:-

     4.4.1 in the case of an option granted under this Plan, as on the day by reference to which the price at which shares may be acquired by the exercise thereof was determined in accordance with sub-rule 3.3 above;

     4.4.2 in the case of an option granted under a scheme approved by the Inland Revenue under Schedule 9 to the Income and Corporation Taxes Act 1988, as at the time when it was granted or, in a case where an agreement relating to the shares has been made under paragraph 29 of that Schedule, such earlier time or times as may be provided in the agreement; and

     4.4.3 in the case of any other option, as on the day or days by reference to which the price at which shares may be acquired by the exercise thereof was determined.

4.5 Any option granted under this Plan shall be limited and take effect so that the above limits are complied with.


5.   EXERCISE OF OPTIONS

5.1 The exercise of any option granted under this Plan shall be effected in the form and manner prescribed by the Board.

5.2 Subject to sub-rules 5.3 and 5.4 below and to sub-rules 7.1 and 7.3 below, an option may not be exercised before such date as the Board may determine when granting the option.

5.3 If any Participant dies, any option may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death provided that his death occurs at a time when either he is a director or employee of a Group Member or he is be entitled to exercise the option by virtue of sub-rule 5.4 below.


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5.4  If any Participant ceases to be a director or employee of a Group Member
     (otherwise than by reason of his death), the following provisions apply in relation to any option granted to him under this Plan:-

     5.4.1 if he so ceases by reason of injury disability or redundancy (within the meaning of the Employment Rights Act 1996), or by reason only that his office or employment is in a company which ceases to be a Group Member, or relates to a business or part of a business which is transferred to a person who is not a Group Member, the option may (and subject to sub-rule 5.3 above must, if at all) be exercised within 6 months of his so ceasing;

     5.4.2 if he so ceases by reason of retirement on reaching the age at which he is bound to retire in accordance with the terms of his contract of employment or by reason of early retirement with the consent of the Company, the option may (and subject to sub-rule 5.3 above must, if at all) be exercised within the period which shall expire on the later of 6 months after his so ceasing and 42 months after the Grant Date;

     5.4.3 if he so ceases for any other reason, the option may not be exercised at all unless the Board shall so permit, in which event it may (and subject to sub-rule 5.3 above must, if at all) be exercised to the extent permitted by the Board within 6 months of his so ceasing.

5.5 A Participant shall not be treated for the purposes of sub-rule 5.4 above as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member, and a female Participant who ceases to be such a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 before exercising her option shall be treated for those purposes as not having ceased to be a director or employee.

5.6 Subject to sub-rule 5.3 above, but notwithstanding any other provision of this Plan, an option may not be exercised after the expiration of the period of 10 years (or such shorter period as the Board may have determined before the grant thereof) beginning with the Grant Date.

5.7 Within 30 days after an option has been exercised by any person, the Board shall allot to him (or a nominee for him) or, as appropriate, procure the transfer to him (or a nominee for him) of the number of shares in respect of which the option has been exercised, provided that:-

     5.7.1 the Board considers that the issue or transfer thereof would be lawful in all relevant jurisdictions; and

     5.7.2 in a case where a Group Member is obliged to (or would suffer a disadvantage if it were not to) account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the exercise of the option and/or for any


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            social security contributions recoverable from the person in question (together, the "Tax Liability"), that person has either:

            (a) made a payment to the Group Member of an amount equal to the Tax Liability; or

            (b) entered into arrangements acceptable to that or another Group Member to secure that such a payment is made (whether by authorising the sale of some or all of the shares on his behalf and the payment to the Group Member of the relevant amount out of the proceeds of sale or otherwise).

5.8 All shares allotted under this Plan shall rank equally in all respects with the shares of the same class then in issue except for any rights attaching to such shares by reference to a record date prior to the date of the allotment.


6.   CASH EQUIVALENT

6.1 Where an option granted under of this Plan has been exercised by any person in respect of any number of shares, and those shares have not yet been allotted or transferred to him in accordance with sub-rule 5.7 above, the Board may determine that, in substitution for his right to acquire such number of those shares as the Board may decide (but in full and final satisfaction of his said right), he shall be paid by way of additional emoluments a sum equal to the cash equivalent of that number of shares or, in the case of a US Participant, if he elects to defer receipt of the sum pursuant to his employer's deferred compensation plan or in accordance with rules established by the Board, an amount equal to such sum shall be credited to his account under his employer's deferred compensation plan.

6.2 For the purposes of this Rule, the cash equivalent of any shares is the amount by which the Board's opinion of the market value of those shares on the day last preceding the date on which the option was exercised (or, in the case of American Depositary Shares, the average of the high and low reported sales prices of such shares on the Nasdaq Stock Market's National Market on the business day last preceding that date) exceeds the price at which those shares may be acquired by the exercise of the option.

6.3 Subject to sub-rule 6.4 below, as soon as reasonably practicable after a determination has been made under sub-rule 6.1 above that a person shall be paid a sum in substitution for his right to acquire any number of shares:-

     6.3.1 the Company shall pay to him or procure the payment to him of that sum in cash; and

     6.3.2 if he has already paid the Company for those shares, the Company shall return to him the amount so paid by him.


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6.4  If the Board in its discretion so decides:-

     6.4.1 the whole or part of the sum payable under sub-rule 6.3.1 above shall, instead of being paid to the person in question incash, be applied on his behalf in subscribing for shares in the Company at a price equal to the market value by reference to which the cash equivalent is calculated, or in purchasing such shares, or partly in one way and partly in the other, and

     6.4.2 the Company shall allot to him or procure the transfer to him (or his nominee) of the shares so subscribed for or purchased.

6.5 There shall be made from any payment under this Rule such deductions (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable.


7.   TAKE-OVER, RECONSTRUCTION AND WINDING-UP

7.1 If any person obtains control of the Company (within the meaning of section 840 of the Taxes Act 1988) as a result of making a general offer to acquire shares in the Company, or having obtained such control makes such an offer, the Board shall within 14 days of becoming aware thereof notify every Participant thereof and, subject to sub-rules 5.2, 5.3 and 5.6 above, any option may be exercised within one month (or such longer period as the Board may permit) of such notification.

7.2 For the purposes of sub-rule 7.1 above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

7.3 If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if under section 425 of that Act the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, the Board shall forthwith notify every Participant thereof and, subject to sub-rules 5.2,
     5.3 and 5.6 above, any option may be exercised within one month of such notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of this Plan) lapse on the expiration of that period.

7.4  If any company ("the acquiring company"):-

     7.4.1  obtains control of the Company as a result of making -

            (a) a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Company, or


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            (b)  a general offer to acquire all the shares in the Company which are of the same class as the shares which may be acquired by the exercise of options granted under this Plan, or

     7.4.2 obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985 or Article 418 of the Companies (Northern Ireland) Order 1986, or

     7.4.3 becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of that Act or Articles 421 to 423 of that Order, any Participant may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 15(2) of Schedule 9 to the Taxes Act 1988), by agreement with the acquiring company, release any option granted under this Plan which has not lapsed ("the old option") in consideration of the grant to him of an option ("the new option") which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company.

7.5 The new option shall not be regarded for the purposes of sub-rule 7.4 above as equivalent to the old option unless the conditions set out in paragraph 15(3) of Schedule 9 to the Taxes Act 1988 are satisfied, but so that the provisions of this Plan shall for this purpose be construed as if:-

     7.5.1 the new option were an option granted under this Plan at the same time as the old option;

     7.5.2 except for the purposes of the definitions of "Group Member", "Participating Company" and "Subsidiary" in sub-rule 1.1 above and the reference to "the Board " in sub-rule 5.6 above, the expression "the Company" were defined as "a company whose shares may be acquired by the exercise of options granted under this Plan"; and

     7.5.3  sub-rule 9.2 below were omitted.


8.   VARIATION OF CAPITAL

8.1 Subject to sub-rule 8.3 below, in the event of any variation of the share capital of the Company (including a change in the number of ordinary shares underlying an American Depositary Share) or in the event the Company makes a demerger by way of exempt distribution under section 213 of the Taxes Act 1988 or pays a special dividend or repurchases its share capital, the Board may make such adjustments as it considers appropriate under sub-rule 8.2 below.

8.2 An adjustment made under this sub-rule shall be to one or more of the following:-

     8.2.1  the number of shares specified in sub-rule 4.1 above;

     8.2.2 the number of shares in respect of which any option may be exercised;


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      8.2.3  the number of American Depositary Shares in respect of which any option may be exercised;

      8.2.4 the price at which shares may be acquired by the exercise of any option;

      8.2.5 where any such option has been exercised but no shares have been allotted or transferred pursuant to such exercise, the number of shares which may be so allotted or transferred and the price at which they may be acquired.

8.3 An adjustment under sub-rule 8.2 above may have the effect of reducing the price at which shares may be acquired by the exercise of an option to less than their nominal value, but only in the case of an option to subscribe for shares if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the option is exercised and which are to be allotted pursuant to such exercise exceeds the price at which the shares may be subscribed for and to apply that sum in paying up such amount on such shares; and so that on exercise of any option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply the same in paying up that amount.


9.    ALTERATIONS

9.1 Subject to sub-rules 9.2 and 9.3 below, the Board may at any time alter this Plan, or the terms of any option granted under it.

9.2 No alteration to the advantage of the person to whom options may be granted shall be made under sub-rule 8.1 above to Rule 4 without the prior approval by ordinary resolution of the members of the Company in general meeting.

9.3 No alteration to the disadvantage of any Participant shall be made under sub-rule 9.1 above unless:-

      9.3.1 the Board shall have invited every relevant Participant to give an indication as to whether or not he approves the alteration, and

      9.3.2 the alteration is approved by a majority of those Participants who have given such an indication.


10.   MISCELLANEOUS

10.1 The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in this Plan or any right which he may have to participate in it and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option under this Plan as a result of such termination.


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

10.2 In the event of any dispute or disagreement as to the interpretation of this Plan, or as to any question or right arising from or related to this Plan, the decision of the Board shall be final and binding upon all persons.

10.3 Any notice or other communication under or in connection with this Plan may be given by personal delivery or by sending the same by post, in the case of a company to its registered office marked for the attention of the Company Secretary, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.


11.   INCENTIVE STOCK OPTIONS AND AMERICAN DEPOSITARY SHARES

11.1  In this Rule:

      "Incentive Stock Option" means an option satisfying the requirements of section 422 of the Code;

      "the Code" means the United States Internal Revenue Code of 1986 (as amended);

      "Market Value" at any date means the fair market value of ordinary shares in the Company on that date, as determined by the Board, provided that if on such date American Depositary Shares are quoted on the Nasdaq Stock Market's National Market, the fair market value shall be not less than the average of the high and low reported sales prices on the Grant Date (as derived from the National Market).

11.2 The Board may grant an Incentive Stock Option over American Depositary Shares to any person who is eligible to be granted an option under the Plan upon the terms set out in the Plan and subject to the additional terms and conditions in this Rule.

11.3 Subject to sub-rule 11.4 below, the option price for an American Depositary Share subject to an Incentive Stock Option granted hereunder may not be less than the Market Value of the American Depositary Share on the Grant Date.

11.4 A person who, within the meaning of section 422(b)(6) of the Code, is deemed to own shares in the Company possessing more than ten per cent of the total combined voting power of all classes of shares of the Company (or of its parent or subsidiary corporations within the meaning in section 424 of the Code) shall be eligible to receive an Incentive Stock Option only if the option price of an American Depositary Share thereunder is at least 110% of the Market Value of the American Depositary Share on the Grant Date and only if the term of the option does not exceed five years.

11.5 The aggregate Market Value determined at the Grant Date of the American Depositary Shares with respect to which Incentive Stock Options first become exercisable by any Participant in any calendar year shall not exceed US$100,000.

11.6 Section 421(a) of the Code will not apply to an Incentive Stock Option unless it is exercised no more than (i) twelve months after the date of termination of employment


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

      because of total and permanent disability or (ii) three months after the date of termination of employment for any reason other than that described in clause (i) and death.

11.7 No person may sell in the United States any American Depositary Shares or shares represented thereby which he acquires under the Plan other than in accordance with US securities laws and, in particular, may not sell such American Depositary Shares or shares represented thereby in the United States within 40 days of exercising an option if the option is exercised prior to the date on which a registration statement on Form S-8 with respect to the shares represented by American Depositary Shares acquired under the Plan has been declared effective by US Securities Exchange Commission.


12.   TRUSTEES

12.1 A Participating Company may provide money to the Trustees or any other person to enable them to acquire shares to be held for the purposes of this Plan or enter into any guarantee or indemnity for these purposes, to the extent permitted by section 153 of the Companies Act 1985.

12.2  The Company may, with the approval of the Board:

      12.2.1 grant to the Trustees an option to subscribe for ordinary shares;
             or

      12.2.2 issue shares in the Company to the Trustees if the Trustees agree to transfer such shares (or the equivalent American Depositary Shares) to Participants on the exercise of their options.

12.3 The price at which the shares may be acquired by the Trustees shall be determined by the Board before the grant of the option to subscribe therefor or, in the case of shares issued otherwise than in pursuance of an option, before the issue thereof but shall not be less than market value on the dealing day last preceding the date of grant of the option or, as the case may be, the date of issue of the shares.

12.4 Any options granted or shares issued to the Trustees shall be included in the limit of the number of shares issued or remaining issuable under Rule 4 above, but the number of such shares may exceed the number of shares subject to options to the extent the Board considers appropriate to permit Participating Companies to hedge their employer's social security contribution liability in respect of the options.

                                                             CLIFFORD CHANCE LLP
                                                           200 Aldersgate Street
                                                                London  EC1A 4JJ
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